LAIDLAW INTERNATIONAL COMMENCES MANDATORY TENDER OFFER AT PAR FOR $202 MILLION OF NOTES
Follows on Sale of Healthcare Companies

NAPERVILLE, IL, March 4, 2005 — Laidlaw International, Inc. (NYSE: LI), following on the sale of its healthcare companies, has commenced a cash tender offer (“Offer”) at par for the 10 3/4 % Senior Notes (“Notes”) due 2011 as required under the terms and conditions of the Notes. In accordance with the sale of assets provisions of the Note’s Indenture the Offer is made for up to $202 million of outstanding principal amount of the Notes. The Offer amount represents the net proceeds of the sale of the healthcare companies after repayment of indebtedness under Laidlaw’s Credit Agreement dated June 19, 2003. Any cash not used for the repurchase of the Notes will be used by Laidlaw for general corporate or other purposes as determined by Laidlaw and permitted under the Note’s Indenture.

Holders that tender their Notes prior to expiration of the Offer at 5:00 p.m. (EDT) on April 4, 2005, will receive 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. If the principal amount tendered exceeds $202 million, each Note holder will receive a prorated amount determined in accordance with the Offer.

Questions regarding the Offer and requests for documents may be directed to D.F. King & Company ((800) 431-9645), the information agent for the Offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes or any other security. The tender offer is being made solely by means of the Offer to Purchase which has been prepared by Laidlaw in connection with the Offer.

Forward-looking statement

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transportation and public transit services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120

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